                                                  FINANCIAL STATEMENTS
                                                  YEARS ENDED
                                                  DECEMBER 31, 2000 AND 1999

                               RESOURCE BANKSHARES
                          CORPORATION AND SUBSIDIARIES

                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

         We have audited the accompanying consolidated balance sheets of RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES' s of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                             /s/ Goodman & Company, L.L.P.

Norfolk, Virginia
January 30, 2001

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


==========================================================================================
DECEMBER 31,                                                      2000                1999
------------------------------------------------------------------------------------------

                                    ASSETS

CASH AND DUE FROM BANKS                                     $   7,146,330    $   3,481,696
INTEREST BEARING DEPOSITS WITH BANKS                            2,195,282        2,138,236
FEDERAL FUNDS SOLD                                                     --        1,445,000
                                                            -------------    -------------
     Cash and cash equivalents                                  9,341,612        7,064,932
FUNDS ADVANCED IN SETTLEMENT OF MORTGAGE LOANS                 15,445,028       11,773,851
INVESTMENT SECURITIES

     Available-for-sale (amortized cost of $18,631,296
        and $6,760,303, respectively)                          18,317,479        6,658,954
     Held-to-maturity (fair value of $64,024,299 and
        $14,385,283, respectively)                             63,804,083       16,536,027
LOANS, NET OF ALLOWANCE OF $3,520,702 IN 2000 AND
     $2,686,468 IN 1999                                       284,991,714      252,984,101
OTHER REAL ESTATE OWNED                                                --           31,370
PREMISES AND EQUIPMENT                                          3,761,309        4,076,620
OTHER ASSETS                                                    5,821,996        5,560,294
ACCRUED INTEREST                                                3,010,793        2,003,536
                                                            -------------    -------------
                                                            $ 404,494,014    $ 306,689,685
                                                            =============    =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS

     Noninterest-bearing deposits                           $  13,511,442    $  15,893,948
     Interest-bearing deposits                                317,133,366      244,574,926
                                                            -------------    -------------
                                                              330,644,808      260,468,874

CAPITAL TRUST BORROWINGS                                        9,200,000        9,200,000
FEDERAL FUNDS PURCHASED                                         7,546,000               --
FHLB ADVANCES                                                  30,300,000       18,300,000
OTHER LIABILITIES                                               4,321,000        1,610,467
ACCRUED INTEREST                                                2,810,506        1,240,805
                                                            -------------    -------------
                                                              384,822,314      290,820,146
                                                            -------------    -------------

STOCKHOLDERS' EQUITY
     Preferred stock, par value $10 per share, 500,000
        shares authorized; none issued and outstanding                 --               --
     Common stock, $1.50 par value - 6,666,666 shares
        authorized; shares issued and outstanding:
        2000 - 2,623,861; 1999 - 2,538,913                      3,935,791        3,808,370
     Additional paid-in capital                                10,988,620       10,578,811
     Retained earnings                                          5,005,511        1,608,394
     Accumulated other comprehensive loss                        (258,222)        (126,036)
                                                            -------------    -------------
           TOTAL STOCKHOLDERS' EQUITY                          19,671,700       15,869,539
                                                            -------------    -------------

                                                            $ 404,494,014    $ 306,689,685
                                                            =============    =============


The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS



==============================================================================================================

YEARS ENDED DECEMBER 31,                                              2000            1999           1998
--------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
     Interest and fees on loans                                   $ 22,820,733    $ 18,071,728    $ 15,352,330
                                                                  ------------    ------------    ------------
     Interest on investment securities:
        Interest and dividends on securities available-for-sale        893,624         706,217         641,318
        Interest on securities held-to-maturity                      2,895,198         981,227          70,517
                                                                  ------------    ------------    ------------
                                                                     3,788,822       1,687,444         711,835
                                                                  ------------    ------------    ------------

     Interest on federal funds sold                                    242,662          73,997         623,189
     Interest on funds advanced in settlement of mortgage loans      1,560,582       1,548,039       3,059,074
                                                                  ------------    ------------    ------------
           TOTAL INTEREST INCOME                                    28,412,799      21,381,208      19,746,428
                                                                  ------------    ------------    ------------

INTEREST EXPENSE
     Interest on deposits                                           16,980,295      11,036,446      10,316,463
     Interest on short-term borrowings                                 448,259         408,263       1,019,982
     Interest on long-term borrowings                                1,546,748         990,839              --
                                                                  ------------    ------------    ------------
           TOTAL INTEREST EXPENSE                                   18,975,302      12,435,548      11,336,445
                                                                  ------------    ------------    ------------

           NET INTEREST INCOME                                       9,437,497       8,945,660       8,409,983

PROVISION FOR LOAN LOSSES                                           (1,100,000)     (4,667,000)       (150,000)
                                                                  ------------    ------------    ------------
           NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       8,337,497       4,278,660       8,259,983
                                                                  ------------    ------------    ------------
NONINTEREST INCOME
     Mortgage banking income                                         6,916,584       5,709,225       7,062,445
     Service charges                                                   731,473         759,289         760,581
     Gain on sale of assets                                          1,688,140         332,245          88,938
     Gain on sale of branch deposits                                 2,532,260              --              --
     Other                                                              21,611          10,583          31,449
                                                                  ------------    ------------    ------------
                                                                    11,890,068       6,811,342       7,943,413
                                                                  ------------    ------------    ------------

NONINTEREST EXPENSE
     Salaries and employee benefits                                  8,071,927       6,735,896       6,686,381
     Occupancy expenses                                              1,211,649       1,185,861       1,089,447
     Depreciation and equipment maintenance                            976,982         926,702         759,330
     Professional fees                                                 285,861         340,821         162,124
     Outside computer service                                          518,982         485,458         547,160
     FDIC insurance                                                     98,062          58,125          52,580
     Stationery and supplies                                           412,683         496,814         526,495
     Marketing and business development                                475,778         400,938         343,157
     Miscellaneous loan expense                                         47,859          46,489              --
     Other                                                           2,009,363       1,490,664       1,398,942
                                                                  ------------    ------------    ------------
                                                                    14,109,146      12,167,768      11,565,616
                                                                  ------------    ------------    ------------
INCOME (LOSS) BEFORE INCOME TAXES                                    6,118,419      (1,077,766)      4,637,780
INCOME TAX EXPENSE (BENEFIT)                                         1,885,689        (386,958)      1,590,933
                                                                  ------------    ------------    ------------
NET INCOME (LOSS)                                                 $  4,232,730    $   (690,808)   $  3,046,847
                                                                  ============    ============    ============
BASIC EARNINGS PER COMMON SHARE                                   $       1.63    $      (0.27)   $       1.24
                                                                  ============    ============    ============
DILUTED EARNINGS PER SHARE                                        $       1.56    $      (0.27)   $       1.13
                                                                  ============    ============    ============


The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


=========================================================================================================================

YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
-------------------------------------------------------------------------------------------------------------------------
                                                                                             Accumulated
                                                                                               Other
                                           Common Stock          Additional                  Comprehensive
                                     -------------------------    Paid-in       Retained       Income
                                       Shares       Amount        Capital       Earnings       (Loss)        Total
                                     -----------  ------------  ------------- -------------  -----------  -------------
BALANCE, DECEMBER 31, 1997           2,453,380    $  3,680,070  $ 10,769,249  $    856,122   $   296,376   $ 15,601,817

COMPREHENSIVE INCOME:
    Net income                              --              --            --     3,046,847            --      3,046,847

    Changes in unrealized appreciation
      (depreciation) on securities
      available-for-sale, net of
      reclassification
      adjustment and tax effect             --              --            --            --      (235,447)      (235,447)
                                                                                                           ------------
         Total comprehensive income                                                                           2,811,400
                                                                                                           ------------

PROCEEDS FROM EXERCISE OF STOCK
    OPTIONS                             32,732          49,098        95,900            --            --        144,998

REACQUISITION OF COMMON STOCK           (8,988)        (13,482)     (162,962)           --            --       (176,444)

CASH DIVIDENDS DECLARED,
    $.24 PER SHARE                          --              --            --      (592,339)           --       (592,339)
                                     -----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998           2,477,124       3,715,686    10,702,187     3,310,630        60,929     17,789,432

COMPREHENSIVE INCOME:
    Net loss                                --              --            --      (690,808)           --       (690,808)

    Changes in unrealized appreciation
      (depreciation) on securities
      available-for-sale, net of
      reclassification
      adjustment and tax effect             --              --            --            --      (186,965)      (186,965)
                                                                                                            ------------
         Total comprehensive loss                                                                              (877,773)
                                                                                                            ------------
PROCEEDS FROM EXERCISE OF STOCK
    OPTIONS AND WARRANTS                90,888         136,332       389,216            --            --        525,548

REACQUISITION OF COMMON STOCK          (29,099)        (43,648)     (512,592)           --            --       (556,240)

CASH DIVIDENDS DECLARED,
    $.40 PER SHARE                          --              --            --    (1,011,428)           --     (1,011,428)
                                     -----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999           2,538,913       3,808,370    10,578,811     1,608,394      (126,036)    15,869,539

COMPREHENSIVE INCOME:
    Net income                              --              --            --     4,232,730            --      4,232,730

    Changes in unrealized appreciation
      (depreciation) on securities
      available-for-sale, net of
      reclassification
      adjustment and tax effect             --              --            --            --      (132,186)      (132,186)
                                                                                                            ------------
         Total comprehensive income                                                                           4,100,544
                                                                                                            ------------

PROCEEDS FROM EXERCISE OF STOCK
    OPTIONS                             35,332          52,997        52,748            --            --        105,745

COMMON STOCK ISSUED AS A RESULT OF
    BUSINESS COMBINATION                56,792          85,188       424,812            --            --        510,000

REACQUISITION OF COMMON STOCK           (7,176)        (10,764)      (67,751)           --            --        (78,515)

CASH DIVIDENDS DECLARED,
    $.32 PER SHARE                          --              --            --      (835,613)           --       (835,613)
                                     -----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000           2,623,861    $  3,935,791  $ 10,988,620  $  5,005,511   $  (258,222)  $ 19,671,700
                                     ===================================================================================


The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


===================================================================================================================
YEARS ENDED DECEMBER 31,                                                 2000             1999             1998
-------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
    Net income (loss)                                               $  4,232,730     $   (690,808)   $   3,046,847
    Adjustments to reconcile to net cash provided
       (used) by operating activities:
       Provision for losses on loans                                   1,100,000        4,667,000          150,000
       Provision for losses on funds advanced on settlement of
          mortgage loans                                                  75,000          275,000          270,651
       Depreciation and amortization                                     646,670          475,212          310,867
       Amortization of investment securities
          premiums, net of discounts                                    (326,499)          47,426           66,064
       Gain on sale of assets                                         (1,688,140)           2,960          (14,143)
       Gain on sale of deposits                                       (2,532,260)              --               --
       Deposits disposed of in branch sale                           (51,782,936)              --               --
       Deferred loan origination fees, net of costs                    1,192,793          904,392          181,416
       Changes in:
          Funds advanced in settlement of mortgage loans              (3,746,177)       8,855,015        2,420,998
          Interest receivable                                         (1,007,257)        (401,346)         (40,434)
          Interest payable                                             1,569,701          589,274           42,675
          Other assets                                                  (195,851)      (2,968,422)         296,305
          Other liabilities                                            3,082,218          500,620       (1,160,739)
                                                                    -----------------------------------------------
            NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES         (49,380,008)      12,256,323        5,570,507
                                                                    -----------------------------------------------

INVESTING ACTIVITIES
    Proceeds from sales and maturities of available-for-sale
       securities                                                        627,188        3,003,770        5,322,265
    Proceeds from maturities and prepayments of
    held-to-maturity securities                                          825,001          321,750        1,485,129
    Purchases of available-for-sale securities                       (12,500,393)      (1,252,675)      (1,897,250)
    Purchases of held-to-maturity securities                         (47,749,915)     (15,760,235)
    Proceeds from maturities of time deposits                                 --               --        1,000,000
    Loan originations, net of principal repayments                   (34,140,721)     (72,696,479)     (39,656,489)
    Proceeds from sales of foreclosed real estate                             --          940,620        1,366,874
    Proceeds from sales of premises and equipment                      2,786,708            1,400           41,344
    Purchases of premises and equipment and other assets              (1,419,927)      (1,247,479)        (399,276)
                                                                    -----------------------------------------------
            NET CASH USED BY INVESTING ACTIVITIES                    (91,572,059)     (86,689,328)     (32,737,403)
                                                                    -----------------------------------------------

FINANCING ACTIVITIES
    Proceeds from federal funds purchased                              7,546,000        8,809,573               --
    Proceeds from exercise of stock options                              105,745          525,548          144,998
    Payments to reacquire common stock                                   (78,515)        (556,240)        (176,444)
    Cash dividends paid                                                 (835,613)      (1,011,428)        (592,339)
    Proceeds from FHLB advances (repayments of)                       12,000,000       11,000,000      (13,650,000)
    Net increase in demand deposits,
       NOW accounts and savings accounts                             120,001,370        3,613,095        5,511,311
    Net increase in certificates of deposit                            4,489,760       50,636,584       31,199,552
                                                                    -----------------------------------------------
            NET CASH PROVIDED BY FINANCING ACTIVITIES                143,228,747       73,017,132       22,437,078
                                                                    -----------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       2,276,680       (1,415,873)      (4,729,818)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         7,064,932        8,480,805       13,210,623
                                                                    -----------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $  9,341,612     $  7,064,932    $   8,480,805
                                                                    ===============================================

SUPPLEMENTAL SCHEDULES AND DISCLOSURES OF CASH
    FLOW INFORMATION

    Cash paid for:
       Income taxes paid                                            $    870,000    $     850,000    $   2,108,479
       Interest on deposits and other borrowings                      17,405,601       11,846,274       11,293,770

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
    FINANCING ACTIVITIES

    Transfers from loans to real estate acquired
       through foreclosure                                          $         --    $     312,027    $   1,319,184

       The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
DECEMBER 31, 2000 AND 1999

--------------------------------------------------------------------------------
NOTE 1 - ORGANIZATION AND BUSINESS

        Resource Bankshares Corporation (the "Corporation") is a Virginia corporation organized in June 1998 by Resource Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Corporation's assets consist primarily of its investment in the Bank.

        The Bank is a state-chartered commercial bank headquartered in Virginia Beach, Virginia where its commercial bank and operations office is located. The Bank was organized in April, 1987, and commenced operations on September 1, 1988. The Bank's primary market areas are Fairfax County and Virginia Beach, Virginia and, to a lesser extent, in the surrounding cities of the South Hampton Roads area.

        The Bank's principal business consists of providing a broad range of lending and deposit services to individual and commercial customers with an emphasis on those services traditionally associated with independent community banks. These services include checking and savings accounts, certificates of deposit and charge cards. The Bank's lending activities include commercial and personal loans, lines of credit, installment loans, home improvement loans, overdraft protection, construction loans, and other commercial finance transactions.

        The Bank also operates a mortgage company which, as a division of the Bank, originates residential mortgage loans and subsequently sells them to investors. A competitive range of mortgage financing is provided through offices in the Richmond and Hampton Roads metropolitan areas, and the northern Virginia/Washington, D.C. metropolitan area.

        On June 14, 2000, the Bank purchased CW and Company of Virginia ("CW"), a title abstract and real estate closing agency, for a purchase price of $510,000, which was paid through the issuance of common stock of the Company. CW, which trades under the name "Real Estate Investment Protection Agency," operates as a wholly owned subsidiary of the Bank.

        On August 15, 2000, Resource Service Corporation, a wholly owned subsidiary of the Bank, entered into a joint venture with Financial Planners Mortgage Company, Inc. and formed a partnership titled Financial Planners Mortgage, LLP. The partnership participates in residential one to four family mortgage loan production.

        Resource Capital Trust, a wholly owned subsidiary of the Corporation, is a finance subsidiary, whose sole purpose is to hold Capital Trust securities.

        In December, 1997, the Bank acquired a financial institution operating in northern Virginia. It provides lending and deposit services to individual and commercial customers. It formerly operated two branches under the name Eastern American Bank.

                         (Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION AND CONSOLIDATION

        The consolidated financial statements include the accounts of Resource Bankshares Corporation and its wholly-owned subsidiaries, Resource Bank and Resource Capital Trust. All significant intercompany balances and transactions have been eliminated in consolidation.

        CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods. Interest bearing deposits with maturities extending beyond 90 days are not considered cash equivalents for cash flow reporting purposes. The Corporation had no such deposits at December 31, 2000 and 1999.

        SECURITIES

        Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities purchased for trading purposes, if any, are held in the trading portfolio at market value, with market adjustments included in noninterest income. Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities may be sold prior to maturity for asset/liability management purposes, in response to changes in interest rates or prepayment risk, to increase regulatory capital or other similar factors. Securities available for sale are carried at fair value, with any adjustments to fair value, after tax, reported as a separate component of other comprehensive income.

        Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, if any, are included in earnings as realized losses.

        FUNDS ADVANCED IN SETTLEMENT OF MORTGAGE LOANS

        Funds are advanced in settlement of mortgage loans originated on behalf of investor banks. Mortgage banking income is recognized when control over the related mortgage instrument is transferred to the investor bank.

        TRANSFERS OF FINANCIAL ASSETS

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                         (Notes continued on next page)

        LOANS

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

        ALLOWANCE FOR LOAN LOSSES

        A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

        The adequacy of the allowance for loan losses is periodically evaluated by the Bank, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Bank's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

        The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

        When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

                         (Notes continued on next page)

        INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS

        Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

        Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

        While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

        OTHER REAL ESTATE OWNED

        Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure. Property that is held for resale is carried at the lower of cost or fair value minus estimated selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

        Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated selling costs.

        RESTRUCTURED LOANS

        Loans are considered troubled debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the Bank would not have otherwise considered. The Bank has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. The terms of the renegotiation generally involve some or all of the following characteristics: a reduction in the interest pay rate to reflect actual operating income, an extension of the loan maturity date to allow time for stabilization of operating income, and partial forgiveness of principal and interest.

                         (Notes continued on next page)

        The carrying value of a restructured loan is reduced by the fair value of any assets or equity interest received, if any. In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring, the carrying value would be further reduced by a charge to the allowance. In addition, at the time of restructuring, loans are generally classified as impaired. A restructured loan that is not impaired, based on the restructured terms and that has a stated interest rate greater than or equal to a market interest rate at the date of the restructuring, is reclassified as unimpaired in the year immediately following the year it was disclosed as restructured.

        PREMISES AND EQUIPMENT

        Premises and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, assets are depreciated over their estimated useful lives using the straight-line and accelerated methods. For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are used.

        INCOME TAXES

        Income taxes are provided for the tax effects of transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, deferred loan fees, allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation and intangible assets for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

        ADVERTISING COSTS

        Advertising costs are expensed as incurred.

        DEFERRED COMPENSATION PLANS

        The Corporation maintains deferred compensation and retirement arrangements with certain officers. The Corporation's policy is to accrue the estimated amounts to be paid under the contracts over the expected period of active employment. The Corporation purchased life insurance contracts to fund the expected liabilities under the contracts.

                         (Notes continued on next page)

        STOCK COMPENSATION PLANS

        FASB Statement No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995.

        EARNINGS PER COMMON SHARE

        Basic Earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

        COMPREHENSIVE INCOME

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                         (Notes continued on next page)

        The components of other comprehensive income and related tax effects are as follows:

                                                            Years Ended December 31,
                                                    -----------------------------------
                                                      2000         1999           1998
                                                    ---------    ---------    ---------
Unrealized  holding gains (losses) arising during
     the year on available-for-sale securities      $(205,530)   $(287,742)   $(355,317)
Reclassification adjustment for losses (gains)
     realized in income                                    --           --           --
                                                    ---------    ---------    ---------
Net unrealized gains (losses)                        (205,530)    (287,742)    (355,317)
Tax effect                                             73,344      100,777      119,870
                                                    ---------    ---------    ---------

Net-of-tax amount                                   $(132,186)   $(186,965)   $(235,447)
                                                    =========    =========    =========

        SEGMENT REPORTING

        Public business enterprises are required to report information about operating segments in annual financial statements and selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

        DERIVATIVE INSTRUMENTS AND HEDGING TRANSACTIONS

        On April 1, 1999, the Corporation adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Corporation's adoption of this statement did not materially impact the consolidated financial condition or consolidated results of operations.

        COMPUTER SOFTWARE

        During the year ended December 31, 1999, the Corporation adopted Statement of Position (SOP) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This SOP was effective for financial statements for fiscal years beginning after December 31, 1998. The SOP requires entities to capitalize certain internal-use software costs once certain criteria are met. Generally, internal costs with respect to software configuration and interface, coding, installation to hardware, testing (including parallel processing), and data conversion costs allowing access of old data by new systems should be capitalized. All other data conversion costs, training, application maintenance, and ongoing support activities should be expensed. The Corporation's adoption of this SOP on January 1, 1999 did not materially impact the consolidated financial condition or results of operations.

                         (Notes continued on next page)

        START-UP ACTIVITIES

        During the year ended December 31, 1999, the Corporation adopted SOP 98-5, Reporting on the Cost of Start-up Activities. The SOP requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to start-up activities and costs of organization for both development stage and established operating activities as those one-time activities that relate to the opening of a new facility, introduction of a new product or service, doing business in a new territory, initiating a new process in an existing facility, doing business with a new class of customer or beneficiary, or commencing some new operation. The SOP was effective for financial statements for fiscal years beginning after December 15, 1998. Consistent with banking industry practice, the Corporation's policy is to expense such costs. Therefore, its adoption, on January 1, 1999, did not effect the Corporation's consolidated financial position or results of operations.

        OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

        In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and financial guarantees written. Such financial instruments are recorded in the financial statements when they become payable.

        USE OF ESTIMATES

        The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions and other factors.

        RECLASSIFICATIONS

        Certain reclassifications have been made to prior year's information to conform with the current year presentation.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

        The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average amount of these reserve balances was approximately $759,000 for the year ended December 31, 2000. On December 31, 2000, the required reserve balance was $376,000.

                         (Notes continued on next page)

NOTE 4 - SECURITIES

        Securities at December 31, 2000 and 1999 are as follows:

                                                                  Gross             Gross
                                              Amortized        Unrealized        Unrealized            Fair
DECEMBER 31, 2000                               Cost              Gains            Losses              Value
                                            -------------     -------------     -------------      -------------
    SECURITIES AVAILABLE-FOR-SALE
      U.S. GOVERNMENT AGENCIES             $   14,896,711    $     25,312      $        3,559     $   14,918,464
      FEDERAL RESERVE BANK STOCK                  673,000             -                  -               673,000
      FEDERAL HOME LOAN BANK STOCK
                                                1,559,900             -                  -             1,559,900
      PREFERRED STOCK                           1,308,817             -               265,558          1,043,259
      OTHER                                       192,868             -                70,012            122,856
                                           --------------    --------------    --------------     --------------
                                           $   18,631,296    $     25,312      $      339,129     $   18,317,479
                                           ==============    ============      ==============     ==============

                                                                  Gross             Gross
                                              Amortized        Unrealized        Unrealized            Fair
                                                Cost              Gains            Losses              Value
                                            -------------     -------------     -------------      -------------
    SECURITIES HELD-TO-MATURITY

      U.S. GOVERNMENT AND AGENCY
        SECURITIES                         $    28,664,005   $       86,483    $      211,215     $    28,539,273
      STATE AND MUNICIPAL
         SECURITIES                             15,968,975        1,370,041             -              17,339,016
      CORPORATE BONDS                            7,200,723            -               975,969           6,224,754
      PREFERRED STOCK                           11,970,380           60,485           109,609          11,921,256
                                            --------------    -------------     -------------      --------------
                                           $    63,804,083   $    1,517,009    $    1,296,793     $    64,024,299
                                            ==============    =============     =============      ==============

                                                                  Gross             Gross
                                              Amortized        Unrealized        Unrealized            Fair
DECEMBER 31, 1999                               Cost              Gains            Losses              Value
                                            -------------     -------------     -------------      -------------
    Securities available-for-sale
      U.S. government agencies             $    4,669,880    $       13,180    $       20,585     $    4,662,475
      Federal Reserve Bank stock                  587,250             -                  -               587,250
      Federal Home Loan Bank stock                915,000             -                  -               915,000
      Preferred stock                             431,298             -                80,600            350,698
      Other                                       156,875             -                13,344            143,531
                                           --------------    --------------    --------------     --------------

                                           $    6,760,303    $       13,180    $      114,529     $    6,658,954
                                           ==============    ==============    ==============     ==============

                         (Notes continued on next page)


                                                                  Gross             Gross
                                              Amortized        Unrealized        Unrealized            Fair
December 31, 1999                               Cost              Gains            Losses              Value
                                            -------------     -------------     -------------      -------------
    Securities held to maturity
      U.S. government and agency
        securities                         $      150,881    $        2,409    $        2,011     $      151,279
      State and municipal
         securities                               745,526             1,677             3,484            743,719
      Corporate bonds                           7,208,085             -               679,675          6,528,410
      Preferred stock                           8,431,535             -             1,469,660          6,961,875
                                           --------------    --------------    --------------     --------------

                                           $   16,536,027    $        4,086    $    2,154,830     $   14,385,283
                                           ==============    ==============    ==============     ==============

      Federal Reserve Bank stock, Federal Home Loan Bank stock and other securities are restricted securities, carried at cost, and periodically evaluated for impairment. These securities are restricted, do not have a readily determinable fair value, and lack a market.

      At December 31, 2000 and 1999, respectively, approximately $915,000 and $1,246,000, was pledged to secure deposits of the U.S. government or the Commonwealth of Virginia. In addition, securities with a carrying value of $42,978,700 and $3,982,000 are pledged to secure Federal Home Loan Bank advances as of December 31, 2000 and 1999, respectively.

      In conjunction with the Corporation's adoption of FASB Statement No. 133, which allows for a reassessment of intent with respect to the investment portfolio, management elected to transfer securities with a fair value of $11,356,845 at the time of transfer and an amortized cost of $11,254,689, from the available-for-sale classification to the held-to-maturity classification as of April 1, 2000. The difference of $102,156 has been recorded as an adjustment to the amortized cost of the securities and is being amortized over their respective lives.

      The amortized cost and fair value of securities by maturity date at December 31, 2000 are as follows:

                                               Securities Held-to-Maturity       Securities Available-for-sale
                                           ---------------------------------    --------------------------------
                                              Amortized                           Amortized
                                                Cost           Fair Value           Cost            Fair Value
                                           --------------    --------------    --------------     --------------
Due in one year or less                    $        -        $        -        $        -         $        -
Due from one to five years                          -                 -               500,000            498,680
Due from five to ten years                        447,982           457,769             -                  -
Due after ten years                            51,385,721        51,645,274        14,396,711         14,419,784
                                           --------------    --------------    --------------     --------------
     Total debt securities                     51,833,703        52,103,043        14,896,711         14,918,464
Federal Reserve Bank stock                          -                 -               673,000            673,000
Federal Home Loan Bank stock                        -                 -             1,559,900          1,559,900
Preferred stock                                11,970,380        11,921,256         1,308,817          1,043,259
Other                                               -                 -               192,868            122,856
                                           --------------    --------------    --------------     --------------
                                           $   63,804,083    $   64,024,299    $   18,631,296     $   18,317,479
                                           ==============  ================    ==============     ==============

                         (Notes continued on next page)

     Gross realized gains and losses on available-for-sale securities were:

                                                      December 31,
                                     ------------------------------------------
                                         2000            1999           1998
                                     ------------    ------------   -----------
       Gross realized gains:
          U.S. government agencies   $         -     $         -    $        -
                                     ============    ============   ===========

       Gross realized losses:
          U.S. government agencies   $         -     $         -    $
                                     ============    ============   ===========

NOTE 5 - LOANS

     Loans consist of the following:

                                                       December 31,
                                              ----------------------------
       Gross loans:                               2000            1999
                                              ------------   -------------
           Commercial                         $ 68,273,676    $ 77,507,162
           Real estate - construction           72,395,198      68,075,931
           Commercial real estate               98,843,705      64,158,463
           Residential real estate mortgages    44,817,286      41,554,246
           Installment and consumer loans        4,182,551       4,374,767
                                              ------------    ------------
               Total gross loans               288,512,416     255,670,569
           Less - allowance for loan losses     (3,520,702)     (2,686,468)
                                              ------------    ------------
           Loans, net                         $284,991,714    $252,984,101
                                              ============    ============


     A summary of the activity in the allowance for loan losses account is as follows:


                                                     Years Ended December 31,
                                             ----------------------------------------
                                                2000           1999           1998
                                             -----------   -----------     ----------
       Balance, beginning of year            $2,686,468    $ 2,500,193     $2,573,346
       Provision charged to operations        1,100,000      4,667,000        150,000
       Loans charged-off                       (395,564)    (4,526,324)      (287,238)
       Recoveries                               129,798         45,599         64,085
                                             ----------    -----------     ----------
       Balance, end of year                  $3,520,702    $ 2,686,468     $2,500,193
                                             ==========    ===========     ==========

               (Notes continued on next page)

        Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. At December 31, 2000 and December 31, 1999 there were no such loans. Management does not believe an impairment loss exists with respect to these loans. Impaired loans amount to $1,015,060 and $472,548 as of December 31, 2000 and 1999, respectively. Both restructured and impaired loans have a valuation allowance allocation of $190,173 and $104,828 at those respective dates. The average recorded investment in impaired loans and restructured loans was approximately $636,476, $828,846, and $1,699,686 in 2000, 1999 and 1998, respectively. The Bank recognized $58,614, $19,997 and $46,332 of interest income on impaired loans during 2000, 1999 and 1998, respectively.

        Loans on which the accrual of interest has been discontinued amounted to $1,015,060 and $472,548 at December 31, 2000 and 1999, respectively. If interest on those loans had been accrued, such income would have approximated $30,631, $17,045, and $16,394 for 2000, 1999 and 1998,
        respectively. After being classified as nonaccrual, no interest was received or recognized on the cash basis on these loans in 2000, 1999 and 1998.

NOTE 6 - PREMISES AND EQUIPMENT

        Premises and equipment consist of the following:

                                                      December 31,
                                               --------------------------
                                                  2000            1999
                                               -----------    -----------
           Land                                $   900,499    $ 1,725,000
           Leasehold improvements                  713,110      1,449,754
           Equipment, furniture and fixtures     2,086,788      2,222,580
           Software                                666,382        444,619
           Construction in progress              1,091,235             --
                                               -----------    -----------
                                                 5,458,014      5,841,953
           Less - accumulated depreciation      (1,696,705)    (1,765,333)
                                               -----------    -----------

                                               $ 3,761,309    $ 4,076,620
                                               ===========    ===========

        Depreciation charged to operating expense for 2000, 1999 and 1998 was $646,670, $475,212,and $310,867, respectively.

                         (Notes continued on next page)

NOTE 7 - DEPOSITS

     Interest-bearing deposits consist of the following:


                                                            December 31,
                                                    ---------------------------
                                                        2000           1999
                                                    ------------   ------------
           Money market and NOW account deposits    $132,833,257   $ 13,801,688
           Savings deposits                            5,741,637     21,655,029
           Time deposits $100,000 and over             6,685,784     11,461,070
           Other time deposits                       171,872,688    197,657,139
                                                    ------------   ------------

                                                    $317,133,366   $244,574,926
                                                    ============   ============


     The scheduled maturities of time deposits at December 31, 2000 are as follows:



           Less than one year                                 $172,752,647
           One to two years                                      5,219,577
           Three to five years                                     536,248
           Over five years                                          50,000
                                                              ------------

                                                              $178,558,472
                                                              ============

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

     Federal Home Loan Bank (FHLB) advances consist of the following:


                                                              December 31,
                                                       -------------------------
                                                          2000          1999
                                                       -----------   -----------
           5.97% FHLB advance due February 1, 2000     $        --   $13,000,000
           5.07% FHLB advance due September 30, 2009            --     5,000,000
           5.82% FHLB advance due April 5, 2010          5,000,000            --
           5.69% FHLB advance due February 6, 2002         300,000       300,000
           5.45% FHLB advance due September 15, 2010    25,000,000            --
                                                       -----------   -----------

                                                       $30,300,000   $18,300,000
                                                       ===========   ===========
     Information regarding FHLB advances is summarized below:


                                           2000           1999          1998
                                       -----------    -----------    ----------
           Weighted average rate           5.51%          5.72%        5.65%
                                       ===========    ===========   ===========

           Average balance             $18,352,954    $10,136,728   $17,794,400
                                       ===========    ===========   ===========

           Maximum outstanding
                  at month-end         $30,300,000    $18,300,000   $46,420,000
                                       ===========    ===========   ===========


                         (Notes continued on next page)

        As of December 31, 2000 and 1999, advances are collateralized by FHLB stock with a cost of $1,559,900 and $915,000, respectively. In addition, securities of $42,978,700 and $3,982,000 are pledged against these advances, as of December 31, 2000 and 1999, respectively. First mortgage loans of $1,555,600 also serve to provide additional collateral for these advances at December 31, 2000. Pursuant to the terms of the variable rate line of credit, the Bank may borrow up to 18% of the Bank's total assets. The FHLB advances arrangement has no expiration date, but is reevaluated periodically to determine the Bank's credit worthiness. Additionally, the Bank has a warehouse line of credit of $50,000,000 collateralized by first mortgage loans and expiring December 6, 2001. As of December 31, 2000, the Bank had not drawn from this line of credit.

        Resource Capital Trust I (the Trust) is a wholly-owned special purpose finance subsidiary of the Parent, operating in the form of a grantor trust. The Trust was created in 1999 solely to issue capital securities and remit the proceeds to the Corporation. The Corporation is the sole owner of the common stock securities of the Trust. In 1999, the Trust issued 368,000 shares of preferred stock capital securities (Trust preferred stock) with a stated value of $25 per share, and a fixed dividend yield of 9.25% of the stated value. The stated value of the Trust preferred stock is unconditionally guaranteed on a subordinated basis by the Parent. The securities have a mandatory redemption date of April 15, 2029, and are subject to varying call provisions at the option of the Corporation beginning April 15, 2004. Through an intercompany lending transaction, proceeds received by the Trust from the sale of the securities were lent to the Parent for general corporate purposes.

        The Trust preferred stock is senior to the Corporation's common stock in event of claims against Resource, but is subordinate to all senior and subordinated debt securities. The Corporation has the right to terminate the Trust upon the occurrence of certain events, including (a) dividend payments on the preferred stock securities are no longer deemed tax-deductible, or the Trust is taxed on the income received from the underlying intercompany debt agreement with the Parent, (b) the capital securities are no longer considered Tier 1 capital under Federal Reserve Bank guidelines, or (c) the Trust, through a change of law, is deemed to be an investment company under the Investment Company Act of 1940 (the
        Act) and subject to that Act's reporting requirements.

        Shares of the Trust preferred stock are capital securities which are distinct from the common stock or preferred stock of the Corporation, and the dividends thereon are tax-deductible. Dividends accrued for payment by the Trust are classified as interest expense on long-term debt in the consolidated statement of operations of the Corporation. The Trust preferred stock is shown as "Capital Trust Borrowings" and classified as a liability in the consolidated balance sheets.

                         (Notes continued on next page)

NOTE 9 - STOCKHOLDERS' EQUITY

        In 2000, stock options were exercised resulting in the issuance of 35,332 additional common shares. In June, 2000, the Corporation issued 56,792 shares of its common stock as a result of the acquisition of CW Company of Virginia. The Corporation also reacquired 7,176 shares of its outstanding common stock.

        In 1999, stock options and warrants were exercised resulting in the issuance of 90,888 additional common shares. The Corporation also reacquired 29,099 shares of its outstanding common stock.

        During 1998, stock options were exercised resulting in the issuance of 32,732 additional common shares. On July 1, 1998, the Corporation effected a two for one stock split in relation to the formation of the holding company. In the fourth quarter of 1998, the Corporation reacquired 8,988 shares of its outstanding common stock.

NOTE 10 - EMPLOYEE BENEFIT PLANS

        401(K) PROFIT SHARING PLAN

        The Corporation has a 401(k) Profit Sharing Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 50% of the first 6% of an employee's compensation contributed to the Plan. The Corporation may also make a discretionary profit sharing contribution based on certain eligibility requirements as set forth in the Plan. Employer account contributions vest to the employee over a two-year period. For 2000, 1999 and 1998, expenses attributable to the Plan amounted to $214,700, $181,000, and $139,000, respectively.

        STOCK COMPENSATION PLANS

        At December 31, 2000, the Corporation has four stock compensation plans for its officers and directors. Each plan is a fixed option plan. Three of these plans, the May 1993 Long-Term Incentive Plan, the December 1993 Long-Term Incentive Plan, and the 1994 Long-Term Incentive Plan were implemented and grants were made prior to the effective date of FASB Statement No. 123, Accounting for Stock Based Compensation. The Corporation applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for all its plans. Accordingly, no compensation cost has been recognized for these plans against earnings.

                         (Notes continued on next page)

        STOCK COMPENSATION PLANS (continued

        The Corporation's 1996 Long-Term Incentive Plan authorized the granting of options to management personnel and directors of 47,000 shares of the Bank's common stock in 1997. All options have 10-year terms, and are not exercisable for five years from the date of grant. No stock options were granted in 1998. During 1999, this Plan was amended allowing additional shares to management. The Corporation granted 86,750 and 90,500 of these shares in 2000 and 1999, respectively.

        Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

        The Black-Scholes option model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        Had compensation cost for the Corporation's stock options been determined based on the fair value method prescribed by FASB No. 123, the Corporation's net income and earnings per share would have been reduced to the pro-forma amounts indicated for the year ended December 31:

                                               2000             1999           1998
                                           -------------    -----------    -------------
Net income (loss)            As reported    $4,232,730       $(690,808)      $3,046,847
                             Pro forma      $4,069,411       $(815,864)      $3,000,535

Basic earnings per share     As reported    $    1.63        $  (0.27)       $    1.24
                             Pro forma      $    1.57        $  (0.32)       $    1.22

Diluted earnings per share   As reported    $    1.56        $  (0.27)       $    1.13
                             Pro forma      $    1.50        $  (0.32)       $    1.11

                         (Notes continued on next page)

        The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                      2000             1999             1998
                                  -------------    -------------      --------

           Dividend yield                4%               2.35%            -

           Expected life               7 YEARS          7 years            -

           Expected volatility           43%              36%              -

           Risk-free interest rate       5.50%            6.25%            -


        The following is a summary of the Corporation's stock option activity, and related information for the years ended December 31:

                                  2000                           1999                           1998
                      -----------------------------  -----------------------------   ---------------------------
                                        Weighted -                      Weighted                       Weighted -
                                        Average                         Average                        Average
                                        Exercise                        Exercise                       Exercise
                           Options        Price          Options        Price           Options        Price
                       -------------   ----------     ------------    ------------    ------------    ----------
Outstanding -
  beginning of
  year                      401,791    $     9.17          339,024    $     6.16           371,756    $     5.96
Granted                      86,750         10.39           90,500         19.06              -             -
Exercised                   (35,332)         2.99          (27,733)         4.75           (32,732)         4.43
Forfeited                    (3,000)        12.25             -             -                 -             -
                       -------------   ----------     ------------    ------------    ------------    ----------

Outstanding - end
of year                     450,209          9.86          401,791          9.17           339,024          6.16
                       ------------    ----------     ------------    ----------      ------------    ----------

Exercisable - end
 of year                    238,959    $     5.44          264,291    $     4.61           292,024    $     4.62
                       ------------    ----------     ------------    ----------      ------------    ----------

Weighted average
    fair value of
    options granted
    during the year
                                       $     3.30                     $     7.34                      $     -
                                       ==========                     ==========                      ==========

                         (Notes continued on next page)

     Information pertaining to options outstanding at December 31, 2000 is as follows:

                                                   Options Outstanding                   Options Exercisable
                                              ----------------------------        ---------------------------------
                                               Weighted
                                                Average           Weighted                              Weighted
       Range of                                Remaining           Average                               Average
       Exercise              Number           Contractual         Exercise            Number            Exercise
        Prices             Outstanding           Life               Price           Exercisable           Price
        ------             -----------        ------------     ------------       -------------         -----------
$  3.00 - $  6.25            228,959             4.1 years     $      4.87             228,959          $     4.87

$  9.12 - $12.00              84,750             9.4 years     $      9.51                -                   -

$15.75 - $17.87               65,071             8.1 years     $     16.32                -                   -

$18.50 - $21.75               71,429             8.4 years     $     20.47              10,000          $    18.50
                             -------                                               -----------
Outstanding at
    end of year              450,209             8.7 years     $      9.86             238,959          $     5.44
                             =======                                               ===========


NOTE 11 - INCOME TAXES

        The principal components of the income tax expense (benefit) were as follows:

                                    2000              1999             1998
                               --------------    --------------   --------------
           Federal - current   $    2,179,986    $     (957,512)  $    1,589,996
           Federal - deferred        (294,297)          570,554              937
                               ---------------   --------------   --------------

                               $    1,885,689    $     (386,958)  $    1,590,933
                               ==============    ===============  ==============


        The differences between expected federal income taxes at statutory rates to actual income tax expense are summarized as follows:

                                               2000          1999            1998
                                           -----------    -----------    -----------
Income tax expense (benefit) computed at
federal statutory rates                    $ 2,080,260    $  (366,440)   $ 1,576,845

Tax effects of:
    Tax-exempt interest                       (233,180)       (18,716)        (9,242)
    Nondeductible merger and
       reorganization expenses                   5,469          5,469         23,060
    Other                                       33,140         (7,271)           270
                                           -----------    -----------    -----------

                                           $ 1,885,689    $  (386,958)   $ 1,590,933
                                           ===========    ===========    ===========

                         (Notes continued on next page)

        The Corporation's deferred tax assets and liabilities and their components are as follows:

                                                 December 31,
                                    -----------------------------------
                                         2000              1999
                                    ----------------  -----------------
  Deferred tax assets:
      Intangible assets               $   15,688       $   127,380
      Bad debts and other provisions     741,036           440,175
      Fixed assets                       280,189           241,565
      Other                                5,795            13,266
      Deferred compensation               95,125            56,840
      Unrealized loss on securities      135,151            65,962
                                      ----------       -----------

  Total deferred tax asset             1,272,984           945,183
                                      ----------       -----------

  Deferred tax liabilities:
       Loans                             256,605           278,140
       Deposits                          186,707           551,885
       Deferred fees                   1,181,954           829,140
       FHLB stock                         17,821            17,821
       Other                               4,734             6,520
                                      ----------       -----------

  Total deferred tax liability         1,647,821         1,683,506
                                      ----------       -----------

  Net deferred tax liability          $ (374,837)      $  (738,323)
                                      ==========       ===========

NOTE 12 - COMMITMENTS AND CONTINGENCIES

         The Bank leases its main office in Virginia Beach along with offices of the mortgage division and northern Virginia offices acquired through the business combination. The leases provide for options to renew for various periods. All escalation clauses based on fixed percentages are included in the disclosure below. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under noncancelable lease agreements.

                                                         Lease
                                                       Payments
                                                      ----------
                   2001                               $  812,459
                   2002                                  716,971
                   2003                                  686,979
                   2004                                  439,278
                   2005                                  266,788
                   Thereafter                            533,576
                                                      ----------

                                                      $3,456,051
                                                      ==========

                         (Notes continued on next page)

         Total rental expense was $894,131, $878,234 and $801,120 for 2000, 1999 and 1998, respectively.

         The Corporation and the Bank are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

NOTE 13 - RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Bank has loan and deposit transactions with its officers and directors, and with companies in which the officers and directors have a significant financial interest. A summary of related party loan activity during 2000 is as follows:

           Balance, December 31, 1999                        $ 5,882,300
           Originations - 2000                                 3,182,726
           Repayments - 2000                                    (216,731)
                                                             -----------

           BALANCE, DECEMBER 31, 2000                        $ 8,848,295
                                                             ===========


        Commitments to extend credit to related parties amounted to $77,000 and $146,000 at December 31, 2000 and 1999.

        Deposits from related parties held by the Bank at December 31, 2000 and 1999 amounted to $6,413,000 and $4,194,000, respectively.

                         (Notes continued on next page)

NOTE 14 - CREDIT COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

        The Bank has outstanding at any time a significant dollar amount of commitments to extend credit. To accommodate major customers, the Bank also provides standby letters of credit and guarantees to third parties. Those arrangements are subject to strict credit control assessments. Guarantees and standby letters of credit specify limits to the Bank's obligations. The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2000 and 1999. Because many commitments and almost all standby letters of credit and guarantees expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.

                                            Variable Rate       Fixed Rate
                                             Commitments        Commitments
                                             -----------        -----------
        DECEMBER 31, 2000

            Loan commitments                $ 93,450,425        $ 4,198,687

            Standby letters of credit and
                guarantees written          $  4,797,965        $     -

        DECEMBER 31, 1999

            Loan commitments                $103,368,922        $18,994,524

            Standby letters of credit and
                guarantees written          $  5,553,074        $     -

        All of the guarantees outstanding at December 31, 2000 expire at various dates between 2000 and 2001. Interest rates on fixed-rate commitments range from 6.91% on commercial loans to 18% on consumer debt as of December 31, 2000.

        Loan commitments, standby letters of credit and guarantees written have off-balance-sheet credit risk because only origination fees and accruals for probable losses, if any, are recognized in the statement of financial position until the commitments are fulfilled or the standby letters of credit or guarantees expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, collateral or other security is of no value. The Bank's policy is to require customers to provide collateral prior to the disbursement of approved loans. For retail loans, the Bank usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For business loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or property (notations on title).

        There are no commitments to extend credit on impaired loans at December 31, 2000.

                         (Notes continued on next page)

         Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have significant exposure to any individual customer or counterparty. However, a geographic concentration arises because the Bank operates primarily in southeastern and northern Virginia.

         The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Bank has experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

NOTE 15 - REGULATORY MATTERS

         The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

         As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                         (Notes continued on next page)

         The Corporation's and the Bank's actual capital amounts and ratios are presented in the table below.



                                                                      For Capital
                                              Actual                Adequacy Purposes
                                        ------------------         --------------------
                                        Amount       Ratio     Amount              Ratio
                                        ------       -----    -------              -----
AS OF DECEMBER 31, 2000:

   TOTAL CAPITAL (TO RISK-
      WEIGHTED ASSETS)
       CONSOLIDATED                  $32,543,000  10.75%    $24,220,000   greater than or equal to  8%
       BANK                          $30,294,000  10.04%    $24,151,000   greater than or equal to  8%
   TIER I CAPITAL (TO RISK -
      WEIGHTED ASSETS)
       CONSOLIDATED                  $26,450,000   8.74%    $12,110,000   greater than or equal to  4%
       BANK                          $26,773,000   8.87%    $12,075,000   greater than or equal to  4%
   TIER I CAPITAL (TO AVERAGE
      ASSETS)
       CONSOLIDATED                  $26,450,000   6.69%    $15,816,000   greater than or equal to  4%
       BANK                          $26,773,000   6.80%    $15,573,000   greater than or equal to  4%


As of December 31, 1999:

   Total Capital (to Risk-
      Weighted Assets)
       Consolidated                  $23,947,000   9.24%    $20,732,000    greater than or equal to  8%
       Bank                          $25,921,000  10.05%    $20,634,000    greater than or equal to  8%

   Tier I Capital (to Risk -
      Weighted Assets)
       Consolidated                  $21,261,000   8.20%    $10,366,000    greater than or equal to  4%
       Bank                          $23,235,000   9.01%    $10,315,000    greater than or equal to  4%

   Tier I Capital (to Average
      Assets)
       Consolidated                  $21,261,000   7.19%    $11,826,000   greater than or equal to  4%
       Bank                          $23,235,000   7.90%    $11,765,000   greater than or equal to  4%


                                               To Be Well
                                           Capitalized Under
                                           Prompt Corrective
                                           Action Provisions
                                           -----------------
                                       Amount            Ratio
                                       ------            ------
AS OF DECEMBER 31, 2000:

   TOTAL CAPITAL (TO RISK-
      WEIGHTED ASSETS)
       CONSOLIDATED                      N/A                   N/A
       BANK                         $30,188,000    greater than or equal to 10%
   TIER I CAPITAL (TO RISK -
      WEIGHTED ASSETS)
       CONSOLIDATED                      N/A                   N/A
       BANK                         $18,113,000    greater than or equal to  6%
   TIER I CAPITAL (TO AVERAGE
      ASSETS)
       CONSOLIDATED                      N/A                   N/A
       BANK                         $19,691,000    greater than or equal to  5%


As of December 31, 1999:

   Total Capital (to Risk-
      Weighted Assets)
       Consolidated                      N/A                   N/A
       Bank                         $25,792,000    greater than or equal to 10%

   Tier I Capital (to Risk -
      Weighted Assets)
       Consolidated                      N/A                   N/A
       Bank                         $15,473,000    greater than or equal to  6%

   Tier I Capital (to Average
      Assets)
       Consolidated                      N/A                   N/A
       Bank                         $14,706,000    greater than or equal to  5%

                         (Notes continued on next page)

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table presents the carrying amounts and fair value of the Bank's financial instruments as of December 31, 2000 and 1999. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amounts in the table are included in the balance sheets under the indicated captions.

                                                            2000                                1999
                                               ------------------------------      ------------------------------
                                                 Carrying            Fair            Carrying           Fair
                                                  Amount             Value            Amount            Value
                                               ------------------------------      ------------------------------
                                                   (DOLLARS IN THOUSANDS)             (Dollars in thousands)
Financial Assets:
    Cash and cash equivalents                   $   9,342          $  9,342          $  7,065         $  7,065
    Loans, net                                    284,992           293,420           252,984          254,755
    Investment securities                          82,122            82,342            23,195           21,044
    Funds advanced in settlement of
        mortgage loans                             15,445            15,445            11,774           11,774
    Accrued interest receivable                     3,011             3,011             2,004            2,004


Financial Liabilities:
    Deposit liabilities                           330,645           331,384           260,469          260,547
    Short-term borrowings                           7,546             7,546            13,000           13,000
    Long-term borrowings                           39,500            38,056            14,500           13,764
    Accrued interest payable                        2,811             2,811             1,241            1,241

        ESTIMATION OF FAIR VALUES

        The following notes summarize the major methods and assumptions used in estimating the fair value of financial instruments:

        Short-term financial instruments are valued at their carrying amounts included in the Bank's balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, deposits in other banks, funds advanced in settlement of mortgage loans, and short-term borrowings.

        Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers with similar credit profiles. The fair value of nonaccrual loans also is estimated on a present value basis, using higher discount rates appropriate to the higher risk involved.

                         (Notes continued on next page)

        Investment securities are valued at quoted market prices if available. For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

        The fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed - maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

        The carrying amounts of accrued interest receivable and payable, and certain other assets approximate fair value.

        It is not practicable to separately estimate the fair values for off-balance-sheet credit commitments, including standby letters of credit and guarantees written, due to the lack of cost effective, reliable measurement methods for these instruments.

NOTE 17 - EARNINGS PER SHARE RECONCILIATION

        The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations. The number of shares have been retroactively restated for the two-for-one stock split in 1998.

                                                        2000          1999           1998
                                                    -----------   -----------    -----------
Net income (loss) (numerator, basic and diluted)    $ 4,232,730   $  (690,808)   $ 3,046,847
Weighted average shares outstanding (denominator)
                                                      2,595,474     2,524,337      2,467,031
                                                    -----------   -----------    -----------

EARNINGS PER COMMON SHARE-BASIC                     $      1.63   $      (.27)   $      1.24
                                                    ===========   ===========    ===========

Effect of dilutive securities:

Weighted average shares outstanding                   2,595,474     2,524,337      2,467,031
Effect of stock options                                 118,473            --        235,940
                                                    -----------   -----------    -----------

Diluted average shares outstanding (denominator)      2,713,947     2,524,337      2,702,971
                                                    -----------   -----------    -----------

EARNINGS PER COMMON SHARE - ASSUMING DILUTION       $      1.56   $      (.27)   $      1.13
                                                    ===========   ===========    ===========

        The effect of dilutive securities was not used to compute diluted earnings per share for 1999, because the effect would have been antidilutive.

                         (Notes continued on next page)

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

        Financial information pertaining only to Resource Bankshares Corporation is as follows:

BALANCE SHEETS

DECEMBER 31,                                                      2000            1999
                                                              ------------    ------------
ASSETS
    Cash and due from banks                                   $  1,450,893    $    450,218
    Cash on deposit at Resource Bank                             1,004,331       1,024,087
                                                              ------------    ------------
        Total cash and due from banks                            2,455,224       1,474,305
    Investment securities available for sale                       278,236         350,698
    Due from (to) Resource Bank                                   (992,167)        (71,109)
    Investment in preferred stock of Resource Capital Trust        284,550         284,550
    Investment in preferred stock of Resource Bank               7,350,000       7,350,000
    Investment in common stock of Resource Bank                 19,345,213      15,825,441
    Other assets                                                   612,486         583,206
                                                              ------------    ------------

        TOTAL ASSETS                                          $ 29,333,542    $ 25,797,091
                                                              ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

    Interest payable                                          $    177,292    $    189,111
    Dividends payable                                                   --         253,891
    Capital Trust borrowings                                     9,484,550       9,484,550
                                                              ------------    ------------
                                                                 9,661,842       9,927,552
    Stockholders' equity                                        19,671,700      15,869,539
                                                              ------------    ------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 29,333,542    $ 25,797,091
                                                              ============    ============


STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                                  2000          1999           1998
                                                       -----------   -----------    -----------
Income
    Dividends from Resource Bank                       $ 1,486,851   $ 1,290,213    $   924,934
    Interest on investments                                 58,622        30,674            162
    Management and service fees                            480,300       349,800             --
                                                       -----------   -----------    -----------
                                                         2,025,773     1,670,687        925,096
                                                       -----------   -----------    -----------
Expenses
    Interest expense - Capital Trust borrowings            839,181       702,075             --
    Other expenses                                         204,736       179,798             --
                                                       -----------   -----------    -----------
                                                         1,043,917       881,873             --
                                                       -----------   -----------    -----------

Income before income taxes and equity in
    undistributed net income (loss) of Resource Bank       981,856       788,814        925,096

Equity in undistributed net income (loss) of
    Resource Bank                                        3,076,146    (1,653,106)     2,121,751
                                                       -----------   -----------    -----------

Income (loss) before tax benefit                         4,058,002      (864,292)     3,046,847

Income tax benefit                                         174,728       173,484             --
                                                       -----------   -----------    -----------

Net income (loss)                                      $ 4,232,730   $  (690,808)   $ 3,046,847
                                                       ===========   ===========    ===========

                         (Notes continued on next page)

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY           (Continued)

YEARS ENDED DECEMBER 31,                                                  2000           1999          1998
------------------------                                              -----------    -----------    -----------
STATEMENT OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                $ 4,232,730    $  (690,808)   $ 3,046,847
     Adjustments to reconcile to net cash
        provided by operating activities:
           Accretion of investment securities discounts
              net of premiums                                                  --         (4,448)            --
           Equity in undistributed net (income) loss of
              Resource Bank                                            (3,076,146)     1,653,106     (2,121,751)
           Changes in:
              Other assets                                                290,095       (463,889)       (19,998)
              Accrued expenses                                            (12,417)       189,111             --
              Other liabilities                                           388,276        104,725        149,166
                                                                      -----------    -----------    -----------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES             1,822,538        787,797      1,054,264
                                                                      -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES

     Purchases of available-for-sale securities                           (33,236)      (426,850)            --
     Purchase of Resource Capital Trust preferred stock                        --       (284,550)            --
     Purchase of Resource Bank preferred stock                                 --     (7,350,000)            --
                                                                      -----------    -----------    -----------
                  NET CASH USED BY INVESTING ACTIVITIES                   (33,236)    (8,061,400)            --
                                                                      -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

     Proceeds from Capital Trust borrowings                                    --      9,484,550             --
     Proceeds from sale of common stock  upon
        exercise of stock options                                         105,745        525,548         19,998
     Payments to reacquire common stock                                   (78,515)      (556,240)      (176,444)
     Cash dividends paid on common stock                                 (835,613)    (1,011,429)      (592,339)
                                                                      -----------    -----------    -----------

                  NET CASH PROVIDED (USED) FOR FINANCING ACTIVITIES      (808,383)     8,442,429       (748,785)
                                                                      -----------    -----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                 980,919      1,168,826        305,479

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          1,474,305        305,479             --
                                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $ 2,455,224    $ 1,474,305    $   305,479
                                                                      ===========    ===========    ===========

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

At December 31, 2000, the Bank's retained earnings available for the payment of dividends without prior regulatory approval was $4,400,000, and funds available for loans or advances amounted to $1,508,000.

In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

                         (Notes continued on next page)

NOTE 19 - SEGMENT REPORTING

        The Corporation has one reportable segment, its mortgage banking operations. The mortgage banking segment originates residential loans and subsequently sells them to investors. The commercial banking and other banking operations provide a broad range of lending and deposit services to individual and commercial customers, including such products as construction loans, and other business financing arrangements. The Corporation does not have other reportable operating segments.

        The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The chief operating decision maker of the Corporation evaluates performance based on profit or loss from operations before income taxes.

        The Corporation's reportable segment is a strategic business unit that offers different products and services. It is managed separately because the segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

        The segment's most significant revenue and expense is noninterest income and noninterest expense, respectively. The segments are reported below for the years ended December 31.

SELECTED FINANCIAL INFORMATION

                                                 MORTGAGE       COMMERCIAL
                                                  BANKING        AND OTHER
YEAR ENDED DECEMBER 31, 2000                    OPERATIONS        BANKING         TOTAL
                                               ------------    ------------    ------------
     NET INTEREST INCOME AFTER PROVISION FOR
         LOAN LOSSES                           $         --    $  8,337,497    $  8,337,497
     NONINTEREST INCOME                           6,916,584       4,973,484      11,890,068
     NONINTEREST EXPENSE                         (6,242,594)     (7,866,552)    (14,109,146)
                                               ------------    ------------    ------------

     NET INCOME BEFORE INCOME TAXES            $    673,990    $  5,444,429    $  6,118,419
                                               ============    ============    ============

Year Ended December 31, 1999

     Net interest income after provision for
         loan losses                           $         --    $  4,278,660    $  4,278,660
     Noninterest income                           5,709,225       1,102,117       6,811,342
     Noninterest expense                         (6,128,122)     (6,039,646)    (12,167,768)
                                               ------------    ------------    ------------

     Net loss before income taxes              $   (418,897)   $   (658,869)   $ (1,077,766)
                                               ============    ============    ============

Year Ended December 31, 1998

     Net interest income after provision for
         loan losses                           $         --    $  8,259,983    $  8,259,983
     Noninterest income                           7,062,445         880,968       7,943,413
     Noninterest expense                         (6,401,258)     (5,164,358)    (11,565,616)
                                               ------------    ------------    ------------

     Net income before income taxes            $    661,187    $  3,976,593    $  4,637,780
                                               ============    ============    ============

                         (Notes continued on next page)

                 Mortgage
                  Banking         Commercial
Segment Assets  Operations          Banking            Total
              ------------     ---------------     ---------------

2000            $709,879         $403,784,135        $404,494,014

1999             675,597          306,014,088         306,689,685

1998             514,989          232,945,443         233,460,432

          The Corporation does not have a single external customer from which it derives 15 percent or more of its revenues.

NOTE 20 - QUARTERLY DATA (UNAUDITED)

                                                        Year Ended December 31, 2000
                                          --------------------------------------------------------
                                            Fourth          Third         Second          First
                                            Quarter        Quarter        Quarter         Quarter
                                          -----------    -----------    -----------    -----------
Interest and dividend income              $ 8,224,008    $ 7,252,787    $ 6,682,881    $ 6,253,123
Interest expense                           (5,689,192)    (4,901,647)    (4,354,037)    (4,030,426)
                                          -----------    -----------    -----------    -----------

Net interest income                         2,534,816      2,351,140      2,328,844      2,222,697
Provision for loan losses                          --     (1,000,000)            --       (100,000)
                                          -----------    -----------    -----------    -----------

Net interest income after provision for
     loan losses                            2,534,816      1,351,140      2,328,844      2,122,697
Noninterest income                          1,921,563      5,712,400      2,079,396      2,176,709
Noninterest expenses                       (3,307,490)    (4,376,871)    (3,267,390)    (3,157,395)
                                          -----------    -----------    -----------    -----------

Income before income taxes                  1,148,889      2,686,669      1,140,850      1,142,011
Provision for income taxes                   (322,948)      (873,926)      (340,843)      (347,972)
                                          -----------    -----------    -----------    -----------

                                          $   825,941    $ 1,812,743    $   800,007    $   794,039
                                          ===========    ===========    ===========    ===========

Earnings per common share:
     Basic                                $      0.32    $      0.69    $      0.31    $      0.31
                                          ===========    ===========    ===========    ===========

     Diluted                              $      0.30    $      0.66    $      0.30    $      0.30
                                          ===========    ===========    ===========    ===========


                                                           Year Ended December 31, 1999
                                          --------------------------------------------------------
                                            Fourth         Third          Second          First
                                            Quarter        Quarter        Quarter        Quarter
                                          -----------    -----------    -----------    -----------
Interest and dividend income              $ 5,911,330    $ 5,651,128    $ 5,118,926    $ 4,699,824
Interest expense                           (3,556,269)    (3,269,340)    (2,956,204)    (2,653,735)
                                          -----------    -----------    -----------    -----------

Net interest income                         2,355,061      2,381,788      2,162,722      2,046,089
Provision for loan losses                          --     (4,667,000)            --             --
                                          -----------    -----------    -----------    -----------

Net interest income after provision for
     loan losses                            2,355,061     (2,285,212)     2,162,722      2,046,089
Noninterest income                          1,472,437      1,796,795      1,866,825      1,675,285
Noninterest expenses                       (2,941,136)    (3,581,171)    (3,079,428)    (2,566,033)
                                          -----------    -----------    -----------    -----------

Income before income taxes                    886,362     (4,069,588        950,119      1,155,341
Provision for income taxes                   (303,021)     1,418,468       (328,741)      (399,748)
                                          -----------    -----------    -----------    -----------

                                          $   583,341    $(2,651,120)   $   621,378    $   755,593
                                          ===========    ===========    ===========    ===========

Earnings per common share:
     Basic                                $      0.23    $     (1.04)   $      0.24    $      0.30
                                          ===========    ===========    ===========    ===========

     Diluted                              $      0.23    $     (1.04)   $      0.22    $      0.27
                                          ===========    ===========    ===========    ===========

                                    * * * * *